Exhibit 10.5

AMENDED PAYMENT SCHEDULE
BETWEEN ANTHUS LIFE CORP AND STAKOOL, INC

Pursuant to the scheduled payments in the Purchase Agreement entered into between Anthus Life Corp and Stakool, Inc. in July 2011, and the Amended Agreement, entered into in October 2011, and executed in November 2011, Peter Hellwig, and Kyle Gotshalk, have agreed to a revised schedule of payments, as well as certain revised terms, in satisfaction of the Purchase Agreement and the Amended Agreement with regard to the Purchase and Sale of Stakool, Inc.

1.   Revised Payment Schedule

2/15/2012                                $15,000
3/15/2012                                $30,000
4/15/2012                                $30,000
5/15/2012                                $25,000
6/15/2012                                $25,000
7/15/2012                                $25,000
8/15/2012                                $25,000
9/15/2012                                $25,000
10/15/2012                              $25,000

TOTAL                                $225,000

2.   Preferred Shares

All of the Issued and Outstanding Preferred Shares, currently held in an Escrow Account, and to the Company’s understanding, with an attorney in Oregon, shall be returned to the Company following the 3/15/2012 payment of $30,000.  The $30,000 will be held in escrow with Sharon Mitchell until the Preferred Shares are sent and received to and by Sharon Mitchell.

3.  CEDE SHARES AND ENDER’S NOTE

(a) Proceedings toward taking the 2.5 million shares that Richard Charbit holds in CEDE will be initiated upon execution of this Agreement.

(b) The 20 million note held by Richard Charbit in the name of Ender will be returned to Peter Hellwig as soon as possible following the execution of this Agreement.

4.  Issuance of Shares

Immediate issuance of 2,650,000 Shares to the following:

Kyle Gotshalk	182,000
Cherish Adams	182,000
Clinton Hall	2,286,000

Further, and as contemplated in the original Agreement, the share price at issuance is based on $0.10 per share and shall be adjusted monthly for four months to the trailing five day bid price for the one hundred twenty (120) preceding days after issuance. If the share price maintains a level of $0.10 per share or greater, there shall be no new issuance of shares by Anthus Life.

Should the share price exceed the $0.10 per share, the parties agree to a leak out agreement of no more than ten percent (10%) of the beneficiaries holding in any given month.

5.    Collateral

As collateral, and as assurance of payments, Sharon Mitchell will hold, in escrow, medallion guaranteed certificates that have been issued to the three Officer/Directors and that equal nine million (9,000,000) shares of Common Stock, fully endorsed and transferable to Clinton Hall, Kyle Gotshalk, and Cherish Adams, and in event that payments are not made.

Further, Sharon D. Mitchell shall hold in escrow the following documents:

1.	Board Resolution effecting above-referenced action of medallion guaranteed shares;
2.	Board Resolution regarding issuance of shares; and
3.	Any necessary supporting documents

No dilution of Clinton Hall, Kyle Gotshalk’s, or Cherish Adams’ shall take place during the pendency of this Agreement.

6.   Cancellation of Endorsement of Nine Million of Common Shares

Upon payment made on 4/15/2012, one third of the endorsed nine million common shares will be turned back over to the Company.  Upon payment made on 7/15/2012, two thirds of the endorsed nine million common shares shall be turned back over to the Company.  Upon the last payment, on 10/15/2012, the final third of the endorsed nine million common shares shall be turned back over to the Company.

7.   Payment to Mr. Maher

Payments in the amount of $5,000 will be made monthly and totaling $25,000, to Mr. Maher commencing on the _____ day of ___________, 2012.

PETER HELLWIG	KYLE GOTSHALK

By: ______________________________	By: ______________________________
Peter Hellwig	Kyle Gotshalk